Exhibit 99.4

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@valeant.com	lainie.keller@valeant.com
(514) 856-3855	(908) 927-0617
(877) 281-6642 (toll free)

VALEANT AND ONE OF ITS SUBSIDIARIES ANNOUNCE UPSIZE OF CASH TENDER OFFERS TO

$1,500,000,000 OUTSTANDING PRINCIPAL AMOUNT

LAVAL, QUEBEC, March 12, 2018 – Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) (“Valeant”) and Valeant Pharmaceuticals International (“VPI,” and together with Valeant, the “Offerors”), a wholly-owned subsidiary of Valeant, incorporated in Delaware, announced today that they have increased the maximum aggregate principal amount of their respective outstanding notes listed in the table below (collectively, the “Notes”) that they may purchase pursuant to the previously announced cash tender offers (collectively, the “Tender Offers,” and each offer to purchase a series of notes individually, a “Tender Offer”) upon terms and subject to the conditions set forth in the Offer to Purchase, dated March 12, 2018 (the “Offer to Purchase”), as supplemented by this release, and a related Letter of Transmittal. The Company and VPI announced that they have increased the maximum aggregate principal amount of Notes that may be purchased (the “Aggregate Maximum Purchase Amount”) pursuant to the Tender Offers from $1,250,000,000 to $1,500,000,000. Valeant is the Offeror for the notes issued by it, and VPI is the Offeror for the notes issued by it. All other terms and conditions of the Tender Offers will remain the same.

The following table sets forth certain terms of the Tender Offers:

Issuer	Series of Notes	144A CUSIP/ISIN Number	Reg S CUSIP/ISIN Number	Aggregate Principal Amount Outstanding	Tender Cap[1]	Acceptance Priority Level	Tender Offer Consideration[2]	Early Tender Premium[2]	Total Consideration[2,3]
VPI	6.375% Senior Notes Due 2020	91829KAA1 / US91829KAA16	U93008AA5 / USU93008AA57	$660,530,000	N/A	1	$985.94	$30.00	$1,015.94
Valeant	5.375% Senior Notes Due 2020	91831AAA9 / US91831AAA97	C96729AA3 / USC96729AA31	$1,708,415,000	N/A	2	$983.44	$30.00	$1,013.44
VPI	6.750% Senior Notes Due 2021	91911XAQ7 / US91911XAQ79	U9098WAA8 / USU9098WAA81	$650,000,000	$100,000,000	3	$965.00	$30.00	$995.00

[1]	A $100,000,000 cap (the “Tender Cap”) applies to the aggregate principal amount of the 6.750% Senior Notes due 2021 (the “6.750% Notes” or the “Priority 3 Notes”).
[2]	Per $1,000 principal amount of Notes validly tendered and accepted for purchase in the applicable Tender Offer (exclusive of any Accrued Interest, which will be paid by the applicable Offeror in addition to the Tender Offer Consideration or the Total Consideration, as applicable, to, but not including, the applicable Settlement Date).
[3]	Includes the applicable Early Tender Premium, if any.

The Tender Offers will expire at 11:59 p.m., New York City time, on April 9, 2018 (such date and time with respect to a Tender Offer, as it may be extended for such Tender Offer, the “Expiration Date”). No tenders will be valid if submitted after the Expiration Date. Tendered Notes may be withdrawn from the Tender Offers at or prior to, but not after, 5:00 p.m., New York City time, on March 23, 2018 (such date and time with respect to a Tender Offer, as it may be extended for such Tender Offer, the “Withdrawal Deadline”). Holders of Notes who tender their Notes after the Withdrawal Deadline, but prior to the Expiration Date, may not withdraw their tendered Notes, except for certain limited circumstances where additional withdrawal rights are required by law.

Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offers will be the tender offer consideration for the applicable series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on March 23, 2018 (such date and time with respect to a Tender Offer, as it may be extended for such Tender Offer, the “Early Tender Date”) and accepted for purchase pursuant to the Tender Offers will receive the applicable Tender Offer Consideration plus the early tender premium, if any, for the applicable series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”). Holders of Notes validly tendered after the Early Tender Date, but at or prior to the Expiration Date, and accepted for purchase pursuant to the Tender Offers will receive the applicable Tender Offer Consideration, but not the Early Tender Premium for the applicable series of Notes. No tenders will be valid if submitted after the Expiration Date.

In addition to the Tender Offer Consideration or the Total Consideration, as applicable, all Holders of Notes accepted for purchase pursuant to the Tender Offers will, on the Early Settlement Date (as defined below) or the Final Settlement Date (as defined below), as applicable, also receive accrued and unpaid interest on those Notes from the last interest payment date with respect to those Notes to, but not including, the Early Settlement Date or the Final Settlement Date, as applicable (the “Accrued Interest”).

Each Offeror reserves the right, in its sole discretion, to increase or decrease the amount of Notes purchased in any Tender Offer at any time such that the Aggregate Maximum Purchase Amount and the Tender Cap may be increased or decreased without extending the Early Tender Date or the Withdrawal Deadline or otherwise reinstating withdrawal rights for any Tender Offer, subject to compliance with applicable law, which could result in the Offerors purchasing a greater or lesser amount of Notes in the Tender Offers. If the Aggregate Maximum Purchase Amount or the Tender Cap changes, the Offerors do not expect to extend the Withdrawal Deadline, subject to applicable law.

Each Offeror reserves the right, in its sole discretion, at any point following the Early Tender Date and prior to the Expiration Date, to accept for purchase any Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date (the date of such acceptance and purchase, the “Early Settlement Date”), subject to the Aggregate Maximum Purchase Amount, the Tender Cap, the Acceptance Priority Levels and proration as described in the Offer to Purchase. The Early Settlement Date will be determined at the Offerors’ option, assuming the conditions to the Tender Offers have been

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either satisfied or waived by the Offerors at or prior to the Early Settlement Date. If an Offeror elects to have an Early Settlement Date, it will accept Notes validly tendered at or prior to the Early Tender Date, subject to the Aggregate Maximum Purchase Amount, the Tender Cap, the Acceptance Priority Levels and proration as described in the Offer to Purchase. Irrespective of whether an Offeror chooses to exercise its option to have an Early Settlement Date, it will purchase any remaining Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offers having been either satisfied or waived by the Offerors, promptly following the Expiration Date (the date of such acceptance and purchase, the “Final Settlement Date”; the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”), subject to the Aggregate Maximum Purchase Amount, the Tender Cap, the Acceptance Priority Levels and proration as described in the Offer to Purchase. The Final Settlement Date is expected to occur on the second business day following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by the Offerors at or prior to the Expiration Date and Notes having an aggregate purchase price (exclusive of Accrued Interest) equal to the Aggregate Maximum Purchase Amount are not purchased on the Early Settlement Date.

Subject to the Aggregate Maximum Purchase Amount, the Tender Cap and proration as described in the Offer to Purchase, all Notes validly tendered at or prior to the Early Tender Date having a higher Acceptance Priority Level will be accepted for purchase before any Notes validly tendered at or prior to the Early Tender Date having a lower Acceptance Priority Level are accepted for purchase, and all Notes validly tendered after the Early Tender Date having a higher Acceptance Priority Level will be accepted for purchase before any Notes validly tendered after the Early Tender Date having a lower Acceptance Priority Level are accepted for purchase. However, even if the Tender Offers are not fully subscribed as of the Early Tender Date, subject to the Aggregate Maximum Purchase Amount and the Tender Cap, Notes validly tendered at or prior to the Early Tender Date will be accepted for purchase before any Notes validly tendered after the Early Tender Date are accepted for purchase, even if such Notes validly tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes validly tendered at or prior to the Early Tender Date. Therefore, if the aggregate principal amount of Notes validly tendered at or prior to the Early Tender Date equals or exceeds the Aggregate Maximum Purchase Amount, the Offerors will not accept for purchase any Notes tendered after the Early Tender Date, and if the aggregate principal amount of Priority 3 Notes validly tendered at or prior to the Early Tender Date equals or exceeds the Tender Cap, the applicable Offeror will not accept for purchase Priority 3 Notes, tendered after the Early Tender Date. Additional information about the application of the Aggregate Maximum Purchase Amount, Acceptance Priority Levels, Tender Cap and proration is set forth in the Offer to Purchase.

The Tender Offers are not conditioned upon a minimum amount of Notes of any series, or a minimum amount of Notes of all series, being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including receipt by VPI of net proceeds from a concurrent private offering of senior notes to finance the payment of the Tender Offer Consideration and the Total Consideration.

Deutsche Bank Securities is acting as the dealer manager in the Tender Offers. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Deutsche Bank Securities at (toll-free) (855) 287-1922 or (collect) (212) 250-7527. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 470-4200 or (collect) (212) 430-3774.

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None of the Offerors, their respective boards of directors or officers, the dealer manager, the depositary, the information agent or the trustee with respect to the Notes, or any of their respective affiliates, makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of Notes to tender. The Tender Offers are made only by the Offer to Purchase and related Letter of Transmittal. This news release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the Tender Offers. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of each Offeror by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of securities will be made only by means of a private offering circular pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics.

Caution Regarding Forward-Looking Information and “Safe Harbor” Statement

This news release may contain forward-looking statements, including, but not limited to, the tender offer for the Notes, the details thereof and other expected effects of the tender offer for the Notes and the proposed concurrent private offering of senior notes and the use of proceeds therefrom. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the aggregate amount of notes tendered (which could lead to repurchases of other notes) and risks and uncertainties discussed in our most recent annual report and detailed from time to time in our other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, except as required by law.

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